Exhibit 99.1

AMF Bowling Worldwide	International Headquarters 8100 AMF Drive Mechanicsville, VA 23111	Post Office Box 15060 Richmond, Virginia 23227	804/730-4000 Telephone	804/559-6276 Facsimile

FOR IMMEDIATE RELEASE	Contact: Merrell Wreden AMF 804/559-8643

News Release

AMF DEVELOPING NEW CONCEPT CENTERS

Paul Barkley Promoted to Senior Vice President, New Center Development

Richmond, Virginia, December 5, 2005 – AMF Bowling Centers, Inc. announced today a strategic initiative both to build new centers and to convert several of its existing centers to a new operating concept. Paul Barkley, who has been with AMF for over 25 years, has been promoted to Senior Vice President, New Center Development, to lead the effort.

“This represents a significant step forward in the evolution of our bowling center business,” said Fred Hipp, AMF’s President and CEO. “We are in the final stages of remodeling and upgrading several ‘new concept’ centers that will operate under an enhanced facility, service and food and beverage model. Preliminary results are favorable, and we expect this model to serve as the blueprint for the four or five brand new centers on which we expect to start development and construction next year. If all goes well, we expect this to be the foundation for future growth over the next several years.”

“I think Paul Barkley is a great choice to lead this development effort,” continued Hipp. “Paul has the vision, operational experience and leadership qualities to make sure our new operating model will be not only continually refined but also consistently executed.”

AMF/New Concept Centers                                                                                                                                                   Page 2.

Initially, AMF has targeted the Richmond, Atlanta, Dallas, San Jose, Austin and Long Island markets for conversions of existing centers. While the company has not finalized a list of new center locations, a company spokesman confirmed that AMF is in discussions on possible locations in both the Atlanta and Phoenix markets. The company also confirmed that it plans to re-brand its new concept centers.

“This is a very exciting time to be at AMF,” said Paul Barkley. “We’ve come a long way in the past two years – we’ve focused on improving basic operations, and while there’s always more work to do, we’re ready to take it to the next level…and that’s exactly what we intend to do.

AMF Bowling Centers, Inc. is the world’s largest owner and operator of bowling centers, with over 350 centers in the United Sates. Over 20 million bowling enthusiasts a year make AMF their destination, bowling more than 100 million games. AMF is where America goes bowling. For additional information, visit www.amf.com.